EXHIBIT 99.1

For Immediate Release	Contact: Lynn Liddle, Executive Vice President, Communications and Investor Relations (734) 930 – 3008

Domino’s Pizza Announces Third Quarter 2009 Financial Results

Debt Repurchases and Improved Margins Drive EPS Increase

ANN ARBOR, Michigan, October 13, 2009: Domino’s Pizza, Inc. (NYSE: DPZ), the recognized world leader in pizza delivery, today announced results for the third quarter ended September 6, 2009. Net income as-reported was up 76.6% versus the prior year, driven by gains on the extinguishment of debt, improved operating margins, lower interest expense and international store growth. Year-to-date, the Company has repurchased approximately $161 million in principal amount of its long-term debt. As of the quarter end, the Company had nearly $49 million of unrestricted cash and cash equivalents.

During the third quarter, domestic same store sales were flat while international same store sales grew 2.7%. The quarter also marked the 63rd consecutive quarter of same store sales growth in Domino’s international division.

Third Quarter Highlights:

(dollars in millions, except per share data)	Third Quarter of 2009	Third Quarter of 2008	First Three Quarters of 2009	First Three Quarters of 2008
Net income	$17.8	$10.1	$56.1	$42.9

Weighted average diluted shares	57,981,137	58,042,743	57,680,513	58,859,220
Diluted earnings per share, as-reported	$0.31	$0.17	$0.97	$0.73
Items affecting comparability (see section below)	$(0.14)	$(0.05)	$(0.40)	$(0.17)

Diluted earnings per share, as adjusted	$0.17	$0.13	$0.57	$0.56

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Diluted EPS was $0.31 on an as-reported basis for the third quarter, up $0.14 from the prior year period. Excluding items affecting comparability, diluted EPS increased $0.04, primarily due to operating margin improvements and lower interest expense primarily from recent debt extinguishments. This was offset in part by the negative impact of foreign currency exchange rates on international operations. (See the Items Affecting Comparability section and the Comments on Regulation G section.)

•	Global Retail Sales were down 1.9% in the third quarter, or up 3.9% when excluding the impact of foreign currency.

	Third Quarter of 2009	Third Quarter of 2008
Same store sales growth: (versus prior year period)
Domestic Company-owned stores	(2.0)%	(3.4)%
Domestic franchise stores	+0.3%	(6.4)%

Domestic stores	0.0%	(6.1)%

International stores	+2.7%	+5.4%

Global retail sales growth: (versus prior year period)
Domestic stores	(1.6)%	(5.8)%
International stores	(2.1)%	+14.1%

Total	(1.9)%	+2.4%

Global retail sales growth: (versus prior year period, excluding foreign currency impact)
Domestic stores	(1.6)%	(5.8)%
International stores	+10.4%	+12.2%

Total	+3.9%	+1.6%

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Domino’s Pizza: Q309 Earnings Release, Page Two

	Domestic Company- owned Stores	Domestic Franchise Stores	Total Domestic Stores	International Stores	Total
Store counts:
Store count at June 14, 2009	483	4,484	4,967	3,906	8,873
Openings	—	17	17	49	66
Closings	(2)	(45)	(47)	(6)	(53)

Store count at September 6, 2009	481	4,456	4,937	3,949	8,886

Third quarter 2009 net growth	(2)	(28)	(30)	43	13

Trailing four quarters net growth	(31)	(118)	(149)	309	160

David A. Brandon, Domino’s Chairman and Chief Executive Officer, said: “We did a good job of anticipating the economic downturn in the U.S. and we cut costs before the economy weakened. We have been intensely focused on controlled overhead spending throughout the past three years. As a result, we are now in a position to invest in our business; invest in our franchisees; invest in our marketing; invest in our technology; and expand our global footprint. We’re making excellent progress…and we’re in a great position to take full advantage of all of the opportunities we will encounter when domestic consumer spending improves and we return to a more normalized economic environment.”

Brandon added, “Our proven, steady, and reliable business model consistently generates on average free cash flow in excess of $1 million per-week that we will continue to deploy in a manner that creates significant shareholder value.”

Conference Call Information

The Company plans to file its quarterly report on Form 10-Q this morning. Additionally, as previously announced, Domino’s Pizza, Inc. will hold a conference call today at 11:00 a.m. (Eastern) to review its third quarter 2009 financial results. The call can be accessed by dialing (888) 306-6182 (U.S./Canada) or (706) 634-4947 (International). Ask for the Domino’s Pizza conference call. The call will also be available via webcast at www.dominosbiz.com. If you are unable to participate on the call, a replay will be available for thirty days by dialing (800) 642-1687 (U.S./Canada) or (706) 645-9291 (International), Conference ID 66299705. The webcast will also be archived for 30 days on www.dominosbiz.com.

Debt Repurchases

During the third quarter, the Company repurchased and retired $71.8 million in principal amount of its fixed rate senior notes; and approximately $140.0 million during the first three quarters of 2009. These activities resulted in pre-tax gains of approximately $14.3 million in the third quarter and $48.4 million for the first three quarters of 2009, which were recorded in “Other” in the Company’s consolidated statements of income.

Subsequent to the third quarter of 2009, the Company repurchased and retired an additional $20.9 million in principal amount of its fixed rate senior notes, that resulted in a pre-tax gain of approximately $3.6 million which will be recorded in the fourth quarter of 2009. This $20.9 million principal amount of fixed rate senior notes is classified as a current liability in the Company’s consolidated balance sheet as of September 6, 2009.

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Domino’s Pizza: Q309 Earnings Release, Page Three

Items Affecting Comparability

The Company’s reported financial results for the third quarter and first three quarters of 2009 are not comparable to the reported financial results for the prior year comparable periods. The table below presents items that affect comparability between 2009 and 2008 financial results. Management believes that including such information is critical to the understanding of the Company’s comparable financial results. (See the Comments on Regulation G section).

In addition to the items noted in the table below, the Company experienced lower interest expense primarily as a result of lower debt levels. This impacts comparability to periods in the prior year. The decrease in ongoing interest expense resulted in an increase in diluted EPS of approximately $0.03 in the third quarter of 2009 and $0.04 in the first three quarters of 2009, versus the comparable periods in 2008.

	Third Quarter			First Three Quarters
(in thousands, except per share data)	Pre-tax	After-tax	Diluted EPS Impact	Pre-tax	After-tax	Diluted EPS Impact
2009 items affecting comparability:
Gain on debt extinguishment (1)	$14,290	$8,503	$0.15	$48,402	$28,970	$0.50
Deferred financing fee write-off (2)	(840)	(500)	(0.01)	(1,723)	(1,029)	(0.02)
Stock option plan changes (3)	—	—	—	(4,937)	(2,962)	(0.05)
Tax reserves (4)	69	238	0.00	(525)	(1,986)	(0.03)

Total of 2009 items	$13,519	$8,241	$0.14	$41,217	$22,993	$0.40

2008 items affecting comparability:
Gain on the sale of Company-owned stores (5)	$1,810	$1,086	$0.02	$12,969	$7,781	$0.13
Separation expenses (6)	—	—	—	(1,445)	(867)	(0.01)
Tax reserve reversals (7)	365	1,554	0.03	990	3,290	0.06

Total of 2008 items	$2,175	$2,640	$0.05	$12,514	$10,204	$0.17

(1)	Represents the gains recognized in the third quarter and first three quarters of 2009 on the repurchase and retirement of $71.8 million and $140.0 million in principal amount of the fixed rate senior notes for a total purchase price of $57.8 million and $92.4 million.
(2)	Represents the write-off of deferred financing fees in connection with the debt extinguishment.
(3)	Includes $1.0 million of stock compensation expense and $0.2 million of legal and professional fees incurred in connection with a stock option exchange program as well as $0.3 million of incremental compensation expense and $3.4 million acceleration of compensation expense for a retirement provision added to existing stock option agreements.
(4)	Represents $0.2 million of income tax benefit in the third quarter of 2009 and $1.6 million of income tax provision in the first three quarters of 2009 and $0.1 million of contra interest expense in the third quarter of 2009 and $0.5 million ($0.3 million after-tax) of interest expense in the first three quarters of 2009, both relating to required FIN 48 tax reserves for certain state tax matters.
(5)	The gain recognized relates to the sale of three Company-owned stores in California in the third quarter of 2008 and 59 stores in California and Georgia in the first three quarters of 2008.
(6)	Represents separation and related expenses incurred in connection with a previously announced restructuring action and other staffing reduction costs related to the sale of Company-owned stores in California.
(7)	Represents $1.3 million and $2.7 million of income tax benefit in the third quarter and first three quarters of 2008 and $0.4 million and $1.0 million ($0.2 million and $0.6 million after-tax) of contra interest expense in the third quarter and first three quarters of 2008, both relating to required FIN 48 tax reserve reversals due to outcomes of related state tax matters.

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Domino’s Pizza: Q309 Earnings Release, Page Four

Liquidity

As of September 6, 2009, the Company had:

•	approximately $1.6 billion in total debt,

•	$48.7 million of unrestricted cash and cash equivalents, and

•	$56.4 million of borrowings under its $60.0 million variable funding note facility.

During the third quarter of 2009, Domino’s Pizza LLC (DPL), a wholly-owned subsidiary of the Company, entered into a Letter of Credit Agreement (the L/C Agreement). As a result of the L/C Agreement, the Company terminated substantially all of its pre-existing letters of credit in order to provide additional borrowing availability under its variable funding notes. During the third quarter of 2009, the Company borrowed an additional $35.1 million under the variable funding notes and currently has no borrowing capacity available under the $60.0 million variable funding notes facility.

The L/C Agreement states that the counterparty may issue, at DPL’s request, up to $50.0 million of standby letters of credit for the account of DPL and its subsidiaries. DPL will maintain a cash balance as collateral for these outstanding letters of credit. During the third quarter of 2009, the counterparty issued $33.5 million of standby letters of credit and the Company restricted an additional $35.2 million of cash on its consolidated balance sheet as collateral for these outstanding letters of credit.

The Company’s cash borrowing rate for the third quarter of 2009 was 6.0%. The Company incurred $13.5 million in capital expenditures during the first three quarters of 2009 versus $13.1 million in the first three quarters of the prior year.

The Company’s free cash flow, as reconciled below to cash flows from operations as determined under generally accepted accounting principles (GAAP), was $41.3 million in the first three quarters of 2009.

(in thousands)	First Three Quarters of 2009
Net cash provided by operating activities (as reported)	$54,812
Capital expenditures (as reported)	(13,539)

Free cash flow	$41,273

Comments on Regulation G

In addition to the GAAP financial measures set forth in this press release, the Company has included non-GAAP financial measures within the meaning of Regulation G due to items affecting comparability between fiscal quarters. Additionally, the Company has included metrics such as global retail sales and same store sales growth, which are commonly used in the quick-service restaurant industry and are important to understanding Company performance.

The Company uses “Diluted EPS, as adjusted,” which is calculated as reported Diluted EPS adjusted for the items that affect comparability to the prior year periods discussed above. The most directly comparable financial measure calculated and presented in accordance with GAAP is Diluted EPS. The Company’s management believes that the Diluted EPS, as adjusted measure is important and useful to investors and other interested persons and that such persons benefit from having a consistent basis for comparison between reporting periods.

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Domino’s Pizza: Q309 Earnings Release, Page Five

The Company uses “Global retail sales” to refer to total worldwide retail sales at Company-owned and franchise stores. Management believes global retail sales information is useful in analyzing revenues because franchisees pay royalties that are based on a percentage of franchise retail sales. Management reviews comparable industry global retail sales information to assess business trends and to track the growth of the Domino’s Pizza® brand. In addition, domestic supply chain revenues are directly impacted by changes in domestic franchise retail sales. Retail sales for franchise stores are reported to the Company by its franchisees and are not included in Company revenues.

The Company uses “Same store sales growth,” calculated by including only sales from stores that also had sales in the comparable period of the prior year. International same store sales growth is calculated similarly to domestic same store sales growth. Changes in international same store sales are reported on a constant dollar basis, which reflects changes in international local currency sales.

The Company uses “Free cash flow,” calculated as cash flows from operations less capital expenditures, both as reported. Management believes that the free cash flow measure is important to investors and other interested persons, and that such persons benefit from having a measure which communicates how much cash flow is available for working capital needs or to be used for repurchasing debt, making acquisitions, repurchasing shares or other similar uses of cash.

About Domino’s Pizza®

Founded in 1960, Domino’s Pizza is the recognized world leader in pizza delivery. Domino’s is listed on the NYSE under the symbol “DPZ.” Through its primarily locally-owned and operated franchised system, Domino’s operates a network of 8,886 franchised and Company-owned stores in the United States and 60 international markets. The Domino’s Pizza® brand, named a Megabrand by Advertising Age magazine, had global retail sales of over $5.5 billion in 2008, comprised of nearly $3.1 billion domestically and over $2.4 billion internationally. During the third quarter of 2009, the Domino’s Pizza® brand had global retail sales of over $1.2 billion, comprised of over $672 million domestically and over $570 million internationally. Domino’s Pizza was named “Chain of the Year” by Pizza Today magazine, the leading publication of the pizza industry. In 2009 Domino’s ranked number one in customer satisfaction in a survey of consumers of the U.S. largest limited service restaurants, according to the annual American Customer Satisfaction Index (ACSI).

Twitter - http://twitter.com/dominos

Facebook - http://www.facebook.com/Dominos

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Info - www.dominosbiz.com

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Domino’s Pizza: Q309 Earnings Release, Page Six

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995:

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. You can identify forward-looking statements because they contain words such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates,” or “anticipates” or similar expressions that concern our strategy, plans or intentions. These forward-looking statements relating to our anticipated profitability, ability to service our indebtedness, our operating performance, trends in our business and other descriptions of future events reflect management’s expectations based upon currently available information and data. However, actual results are subject to future risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. The risks and uncertainties that could cause actual results to differ materially include: the level of our long-term and other indebtedness; the uncertainties relating to litigation; consumer preferences, spending patterns and demographic trends; the effectiveness of our advertising, operations and promotional initiatives; the strength of our brand in the markets in which we compete; our ability to retain key personnel; new product and concept developments by Domino’s and other food-industry competitors; the ongoing profitability of our franchisees; and the ability of Domino’s and our franchisees to open new restaurants and keep existing restaurants in operation; changes in food prices, particularly cheese, labor, utilities, insurance, employee benefits and other operating costs; the impact that widespread illness or general health concerns may have on our business and the economy of the countries where we operate; severe weather conditions and natural disasters; changes in our effective tax rate; changes in government legislation and regulations; adequacy of our insurance coverage; costs related to future financings; our ability and that of our franchisees to successfully operate in the current credit environment; changes in the level of consumer spending given the general economic conditions including interest rates, energy prices and weakening consumer confidence; availability of borrowings under our variable funding notes and our letters of credit; and changes in accounting policies. Important factors that could cause actual results to differ materially from our expectations (“cautionary statement”) are more fully described in our other filings with the Securities and Exchange Commission, including under the section headed “Risk Factors” in our annual report on Form 10-K. We do not undertake to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

TABLES TO FOLLOW

Domino’s Pizza: Q309 Earnings Release, Page Seven

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(Unaudited)

	Fiscal Quarter Ended
(In thousands, except per share data)	September 6, 2009	% of Total Revenues	September 7, 2008	% of Total Revenues
Revenues:
Domestic Company-owned stores	$72,691		$77,810
Domestic franchise	34,315		34,680
Domestic supply chain	163,155		177,848
International	32,554		33,250

Total revenues	302,715	100.0%	323,588	100.0%

Cost of sales:
Domestic Company-owned stores	60,215		67,937
Domestic supply chain	145,848		162,454
International	13,501		14,477

Total cost of sales	219,564	72.5%	244,868	75.7%

Operating margin	83,151	27.5%	78,720	24.3%

General and administrative	42,701	14.1%	38,483	11.9%

Income from operations	40,450	13.4%	40,237	12.4%

Interest expense, net	(24,528)	(8.1)%	(25,678)	(7.9)%
Other	14,290	4.7%	—	—

Income before provision for income taxes	30,212	10.0%	14,559	4.5%

Provision for income taxes	12,383	4.1%	4,463	1.4%

Net income	$17,829	5.9%	$10,096	3.1%

Earnings per share:
Common stock – diluted	$0.31		$0.17

Domino’s Pizza: Q309 Earnings Release, Page Eight

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(Unaudited)

	Three Fiscal Quarters Ended
(In thousands, except per share data)	September 6, 2009	% of Total Revenues	September 7, 2008	% of Total Revenues
Revenues:
Domestic Company-owned stores	$230,424		$255,867
Domestic franchise	106,884		106,871
Domestic supply chain	509,196		533,605
International	94,671		100,605

Total revenues	941,175	100.0%	996,948	100.0%

Cost of sales:
Domestic Company-owned stores	187,491		213,026
Domestic supply chain	455,149		484,762
International	40,608		44,644

Total cost of sales	683,248	72.6%	742,432	74.5%

Operating margin	257,927	27.4%	254,516	25.5%
General and administrative	132,255	14.1%	111,377	11.2%

Income from operations	125,672	13.4%	143,139	14.4%
Interest expense, net	(76,949)	(8.2)%	(76,425)	(7.7)%
Other	48,402	5.1%	—	—

Income before provision for income taxes	97,125	10.3%	66,714	6.7%
Provision for income taxes	40,999	4.4%	23,769	2.4%

Net income	$56,126	6.0%	$42,945	4.3%

Earnings per share:
Common stock – diluted	$0.97		$0.73

Domino’s Pizza: Q309 Earnings Release, Page Nine

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

	September 6, 2009	December 28, 2008
(In thousands)	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$48,729	$45,372
Restricted cash and cash equivalents	87,272	78,871
Accounts receivable	64,870	69,390
Inventories	26,319	24,342
Advertising fund assets, restricted	21,601	20,377
Other assets	14,885	15,899

Total current assets	263,676	254,251

Property, plant and equipment, net	102,614	108,430

Other assets	77,454	101,113

Total assets	$443,744	$463,794

Liabilities and stockholders’ deficit
Current liabilities:
Current portion of long-term debt	$21,290	$340
Accounts payable	45,751	56,906
Advertising fund liabilities	21,601	20,377
Other accrued liabilities	68,353	71,931

Total current liabilities	156,995	149,554

Long-term liabilities:
Long-term debt, less current portion	1,599,610	1,704,444
Other accrued liabilities	37,259	34,419

Total long-term liabilities	1,636,869	1,738,863

Total stockholders’ deficit	(1,350,120)	(1,424,623)

Total liabilities and stockholders’ deficit	$443,744	$463,794

Domino’s Pizza: Q309 Earnings Release, Page Ten

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Three Fiscal Quarters Ended
(In thousands)	September 6, 2009	September 7, 2008
Cash flows from operating activities:
Net income	$56,126	$42,945
Adjustments to reconcile net income to net cash flows provided by operating activities:
Depreciation and amortization	16,783	20,717
Gains on debt extinguishment	(48,402)	—
(Gains) losses on sale/disposal of assets	487	(12,678)
Amortization of deferred financing costs, debt discount and other	6,039	5,334
Provision for deferred income taxes	16,216	4,600
Non-cash compensation expense	13,163	5,962
Other	2,490	5,298
Changes in operating assets and liabilities	(8,090)	(33,265)

Net cash provided by operating activities	54,812	38,913

Cash flows from investing activities:
Capital expenditures	(13,539)	(13,142)
Proceeds from sale of assets	3,310	24,703
Changes in restricted cash	(8,401)	9,661
Other	(775)	613

Net cash (used in) provided by investing activities	(19,405)	21,835

Cash flows from financing activities:
Purchase of common stock	—	(41,130)
Proceeds from issuance of long-term debt	59,382	3,000
Repayments of long-term debt and capital lease obligation	(94,872)	(18,205)
Tax benefit from stock options	334	240
Other	3,490	4,031

Net cash used in financing activities	(31,666)	(52,064)

Effect of exchange rate changes on cash and cash equivalents	(384)	98

Change in cash and cash equivalents	3,357	8,782

Cash and cash equivalents, at beginning of period	45,372	11,344

Cash and cash equivalents, at end of period	$48,729	$20,126

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